Exhibit 17.1

From: DocCHBrown@aol.com [mailto:DocCHBrown@aol.com]
Sent: Monday, May 23, 2011 3:06 PM
To: Irving Rothstein; sklepfish@foodinno.com; marknebrig@mvalaw.com
Subject: Resignation

I am copying all parties on this email .

Irving and Sam , I am writing to you today and resigning from the Board of Food Innovations . I need you to make the appropriate release and in the release you must disclose that I have at issue several factors with legal council and the Board for which "I believe " there is a direct dispute as it relates to shareholder value the senior note holders and full disclosure . You will also need to address the fact that no annual meeting has been performed as outlined in the companies documents . I would like to approve the release before it is submitted and you may only email me directly . Irving as I have asked Howard Rhine to never write me again , I am asking for you to email me in the future regarding this release . My attorney is copied on this email but he is not to be contacted . I am also putting you on notice that I have not received shares of stock for being on the board until this date .

Chris Brown